EXHIBIT 10.2
INTERDIGITAL, INC.
TERM SHEET FOR RESTRICTED STOCK UNITS
(Discretionary Award)
InterDigital, Inc. (the “Company”), hereby grants to Grantee named below the number of restricted stock units specified below (this “Award”), upon the terms and subject to the conditions set forth in this Term Sheet, the Plan specified below (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under the Plan and provided to Grantee, each as amended from time to time. Each restricted stock unit subject to this Award represents the right to receive one share of the Company’s Common Stock, subject to the conditions set forth in this Term Sheet, the Plan and the Standard Terms and Conditions. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. Capitalized terms not defined herein have the meanings set forth in the Plan or Standard Terms and Conditions.

Plan:	This Award is granted pursuant to the Company’s 2009 Stock Incentive Plan.

Name of Grantee:

Grant Date:

Number of restricted stock units subject to this Award:

Vesting Schedule:	This Award vests with respect to one-third of the restricted stock units on each of the Grant Date and the first two anniversaries of the Grant Date, provided that this Award will earlier vest with respect to 100% of the restricted stock units upon a Change in Control (each date on which all or a portion of this Award vests a “Vesting Date”).
By accepting this Term Sheet, Grantee acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Term Sheet, the Plan and the Standard Terms and Conditions.

ATTEST:	INTERDIGITAL, INC.

BY:

William J. Merritt, President and CEO

ATTEST:	GRANTEE